August 16, 2018

hopTo Inc.

51 East Campbell Avenue

Suite 128

Campbell, CA 95008

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to hopTo Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the resale or other disposition, from time to time, by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), including their transferees, pledgees, donees or successors, of 564,556 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon exercise of warrants issued by the Company to the Selling Stockholders on May 21, 2018 (the “Warrants”). This opinion letter also relates to the preferred stock purchase rights associated with the Common Stock (the “Rights”), with respect to the Shares, to be issued pursuant to the Rights Agreement dated February 16, 2018 (the “Rights Agreement”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation of the Company, as amended and as in effect on and as of the date hereof, the bylaws of the Company, as amended and as in effect on and as of the date hereof, records of relevant corporate proceedings with respect to the authorization and issuance of the Shares, and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied solely on such certificates without independent investigation.

In connection with our representation of the Company, and as a basis for the opinions expressed herein, we have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined. We have not independently verified any of those assumptions.

hopTo Inc.

August 16, 2018

In rendering this opinion, we have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the rights agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action and, when issued and sold in accordance with the terms of the Warrants and the Registration Statement and Prospectus, will upon such issuance be legally issued, fully paid and non-assessable, and (ii) the Rights associated with the Shares will be validly issued.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws). This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the use of our name therein under the caption “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP